Exhibit 99.2

Marvel Entertainment, Inc.

Transcript of Conference Call
Moderator: Peter Cuneo
Novebmer 5, 2007
9:00 a.m. EST

Operator:
Ladies and gentlemen, thank you for standing by, and welcome to the Marvel Entertainment 2007 Third Quarter Results Conference Call.  During the presentation, all participants will be in a listen-only mode.  Afterwards, we will conduct a question-and-answer session.  At that time if you have a question, please press the 1 followed by the 4 on your telephone.  If at any time during the conference you need to reach an operator, please press star zero.

As a reminder, this conference is being recorded Monday, November 5, 2007.   I would now like to turn the conference over to Peter Cuneo, Vice Chairman of Marvel Entertainment. Please go ahead, sir.

Peter Cuneo, Vice-Chairman:
Thank you operator, and good morning everyone.  My name is Peter Cuneo. With us today in New York City we also have David Maisel, the Chairman of Marvel Studios; John Turitzin, who is our Executive Vice President and General Counsel; and Ken West, who is the Executive Vice President and Chief Financial Officer for Marvel.  As is our usual course of events, we’re going to first have a reading of the Safe-Harbor statement and then we will have some opening remarks from Ken West and then we will open the floor for Q&A.

David Collins:
Some of the statements that the company will make on this conference call such as statements of the company’s plans, expectations and financial guidance are forward-looking.  While forward-looking statements reflect the company’s good faith, belief, they are not guarantees of future performance and involve risks and uncertainties and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K and 10-Q.  Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Peter Cuneo:
Thank you. And now Ken West has some prepared remarks.

Kenneth West, Executive Vice President and Chief Financial Officer:
Thanks, Peter and good morning everyone.  Marvel’s third-quarter results issued earlier this morning reflect improved year-over-year operating income contributions from each of our businesses.  Now for some brief highlights for each of our segments.

Our third-quarter licensing results reflect the continuous strength of the Marvel brand and its characters, highlighted by Spider-Man Joint Venture net sales of $24.2 million, principally composed of license overages.  We expect to have continued strong overages from the Joint Venture in the current quarter as well.

In addition, Q3 licensing segment performance benefited from settlements of various licensee audit claims totaling $16.8 million related to the use of Marvel’s intellectual property.  Given the confidentiality clauses that are typical in our audit settlement agreements, we are not able to provide more detail on this benefit.  We also recorded modest year-over-year gains in international consumer products revenues, which gains were even stronger when one includes the international component of the Joint Venture licensing results, amounting to approximately $12 million.

Publishing continues to reflect continued strength in both the direct and mass-market channels, for both trade paperbacks and comics, driven principally by increased sales of special series including World War Hulk and Stephen King’s Dark Tower.  Operating margins in our Publishing division rose to 43% and are consistent with the recent margins we have been achieving - reflective of the benefit of higher unit sales which generate lower per-unit costs from larger print runs.

Marvel’s Toy Segment net sales principally reflect fees from Hasbro under our five-year Master toy license agreement, whereas our prior-year third-quarter revenues reflect wholesale revenues of toys produced and sold by Marvel.  Reflecting this change in mix, toy segment operating margins rose to 61% in the recent quarter.

We have confirmed that two SKUs of Curious George products that we sold contain lead in excess of Federal thresholds.  We are working with the Consumer Products Safety Commission and following their procedures relating to this issue.  We do expect to announce a recall of approximately 175,000 units in the next few weeks and have taken a reserve of approximately $1.1 million in our Q3 to provide for the estimated costs of this recall.

As for cash flows, they continued to be very strong in Q3 and year to date, enabling the company to continue to actively repurchase $126.1 million in Marvel common stock on the open market as disclosed in today’s release.

As we have previously indicated, as Marvel continues to self-produce films, Generally Accepted Accounting Principles require that cash flows from operating activities be reduced for film spending, with the offsetting film borrowings presented in the “cash flows from financing activities.”  As a result of this mismatch of slate spending and borrowings on the GAAP statement of cash flows, year-to-date “cash flows from operating activities” were just $16.3 million, as this figure was diminished by a net of $186 million spent on our slate of film productions for this period.

Our total film financing as of September 30, 2007 amounts to $241.6 million, including $40.1 million of capitalized fees and facility origination costs.   We expect that borrowings under our film debt facilities will continue to grow the next few quarters as production and post-production continues on our two films slated for release next year.

Absent further stock repurchases, we anticipate ending 2007 with no borrowings other than film financings and a cash balance, including restricted cash, in the range of $40 to $50 million.

At September 30, 2007, our fully diluted share count was 80.5 million shares.  Assuming no additional share repurchases, we anticipate our weighted average diluted share count to approximate 78.3 million shares in Q4.

Now, let’s turn to our financial guidance, first for 2007.  As indicated in this morning’s release, based on the strong performance in Q3, we have raised our full-year 2007 net sales guidance to a range of $455 to $475 million.  Net income for 2007 is now anticipated to be in a range of $132 million to $138 million and, reflecting a modestly lower weighted average share count for the full year than previously anticipated, we anticipate diluted EPS in a range of $1.60 to $1.65.

Like other studios, we do not plan to provide guidance on the box office or performance for our slate of Marvel-produced films.  Accordingly, our 2008 financial guidance reflects only the operations from our licensing, publishing and toy segments, including consumer product licensing and toys for Iron Man and The Incredible Hulk.  We collectively term revenues and expenses related to our self-produced feature films as “Film Contributions”.

With that background, our guidance for our core business, excluding Marvel’s Film Contributions, is for net sales of $360 to $400 million, net income of $100 to $118 million and diluted EPS of between $1.30 to $1.50 on an expected weighted average share count of approximately 78.6 million shares.

Our primary assumptions and drivers for 2008 financial guidance can be found on page 4 of this morning’s release.

Finally, let me provide you with some color on our expectations on the timing of revenues associated with the performance of our self-produced feature films.  Our distributors, Paramount for Iron Man and Universal for The Incredible Hulk, will provide us with monthly revenue reporting and cash, approximately 45 days following each month’s end.  It is this reporting that triggers Marvel’s revenue recognition process.

It is important to note that our distributors will first offset prints and advertising or “P&A” costs they incur for the films, in addition to the distribution fee, against their collections,

prior to their reporting any revenue to Marvel.  Moving through the calendar, our distributors will also offset P&A costs and their distribution fee related to the release of each film’s DVD against revenues, prior to their reporting any earned revenue to Marvel.

Accordingly, the box office success of each film, combined with the magnitude of P&A costs as well as the timing of each DVD release, will directly impact the timing of when we are able to record initial contributions from the release of our feature films.

Let me now turn the call back over to Peter to commence the Q&A period.

Peter Cuneo:
Thank you very much, Ken. Operator, we’d like to start the Q&A.

Operator:
Thank you.  Ladies and gentlemen, if you would like to register for a question, please press the 1 followed by the 4 on your telephone.  You will hear a three-tone prompt to acknowledge your request.  If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.  If you are using a speakerphone, please lift your handset before entering your request.  Our first question comes from the line of Michael Savner from Banc of America.  Please proceed.

Michael Savner:
Maybe Montreal at some point.  Thanks. A couple of questions, guys. First, were there other one-time payments besides the settlement of the audit claims – any other one-time benefits either in the third quarter or that’s implied in the fourth quarter guidance. Specifically what I am thinking about is anything related to advances for future Spider-Man sequels or anything like – anything like that?

Peter Cuneo:
No, Michael.  The only one-time event was the net results of our audits.

Michael Savner:
Okay. The second question – and I understand that you are not wanting to give revenue guidance for the movies coming out next spring – but can you just give us an update on the cost side of the equation – if there has been any material change to the guidance you have given before. So we should still be thinking of – you know, negative cost for you in the range of, you know, $140 to $160 million and a net P&A to you of $90 to $100 million.  Has anything changed dramatically in those cost assumptions?

David Maisel:
Micheal, it’s David.  I think what we talked about as illustrative examples back in August of ‘06 was a production range of $100 to $160 [million], and we will be in that range for these films given our best estimate right now of where we’re going to end up.  So nothing materially is changed from the illustrative examples that we have given in the past.

Michael Savner:
Okay.  At this point, can you give us – can you tighten the range on the two movies for next year?  Are you going to be doing that going forward or you’re not going to do that? Because that’s obviously a very big range and a year and a half ago that was understandable, but as we’re just a few months out it would be helpful to get a little better sense of the cost side.

David Maisel:
At this point we are not planning to tighten the range in terms of the production estimates for the films.  If that changes, obviously we would let you guys know right away.

Michael Savner:
Okay, and  –

David Maisel:
P&A, just to be clear, it’s a little bit premature for me to comment, where the P&A is going to end up.  As you might imagine, we are just entering the process now with our studio partners of determining the budgets for the two films, but we will let you guys know if that falls outside of the illustrative range that we’ve given in the past.

Michael Savner:
Sure, and did you say just a couple of minutes ago that the revenues that you are going to see from Paramount even domestically, there will be about a 45-day delay in that.  Is that right?

Ken West:
Yes.  Collections each month will then be reported and paid to us 45 days after the end of that month.  Specifically, as an example, if money is collected, let’s assume, in July, we would expect to collect our share on September 15.

Michael Savner: Okay. And then lastly, the strike that was announced last night from the writers, should we assume that won’t have any impact on Iron Man and Hulk and it’s too early to talk about whether that has an impact on ’09 yet?

David Maisel:
That’s right. It’s very unlikely to have any impact at all at our ‘08 activities, and it’s too premature to see if that is going to impact our ‘09 developments.

Michael Savner:
Okay. Thanks for all the questions. I appreciate it.

Peter Cuneo:
Next question please.

Operator:
Thank you, and our next question comes from the line of Eric Handler.  Please proceed with your question.

Eric Handler:
Hi, thank you. Good morning. Couple of questions for you guys.  In terms of looking at your guidance for next year specifically on licensing, wonder if you could give a little bit more granularity.  The numbers actually seem pretty good for licensing, you know, can you give us some specifics like the international business –  The guidance suggests about $60 million, which would easily be a record number for you guys. Specifically, are there any things in there that’s been driving that from a product line perspective maybe?  Secondly, with regard to the film financing, producer’s fees, is that going to be done in arrears as well?  And then lastly, your guidance – what does the earnings guidance suggest in terms of free cash flow for next year?

Peter Cuneo:
Let me start with the International licensing for 2008. You’re absolutely right, our international business continues to grow very, very nicely.  I continue to think – and I think this would be shared here – that, generally speaking, investors do not appreciate how strong the base business for Marvel is, and I would simply define the base business for Marvel as the business that’s not influenced by films in a particular year.  And some of the hints of that are, in fact, the progress we have made internationally – although we have continued progress domestically as well, it’s more dramatic internationally.  Also, look at our publishing business over the past couple of years.  The publishing business is almost not affected at all by film releases.  So that also – that’s a good reflection of Marvel’s base. We are far less dependent now than we were years ago on films in each year.  So the international continues to grow for ‘08 as it has grown for past number of years, and we continue to have great expectations for that area.

David Maisel:
And I think the second part of your question was related to the film finances.  As you might imagine, there are four incremental revenue streams that can come in from our film-production activities.  One is the consumer products revenues tied to those films, second is the producer fees, the third is the funds from the presale territories and the fourth is the result of the economics from the actual release of the movies.  Ken perhaps you could talk through those four.  The last three are not included at all in our guidance.

Kenneth West:
So the elements included in page four of this morning;s earnings release hopefully provide you with the best estimate associated with building your model associated with our performance for 2008 to fit into the guidance range that we have already established and hopefully those – those are the indicators that will help you the best.

Eric Handler:
But the producer fees and the presales – are those recognized in arrears as well as the economics?

Kenneth West:
Those items, which are excluded from our guidance  – as we talked about, the facts of the film – everything to do with the films released in 2008 is excluded from the guidance, those will be recognized upon release depending upon the performance of the films and guarantees selling the foreign presale territories.  Those will be recognized in 2008 when we actually deliver the actual film in the can to the distributors to exploit in their specific film territories.  And of course those and all revenues associated with the film will be recognized at the anticipated ultimate gross margin on the entire stream of income and expenses built into the model for the ultimates.

Eric Handler:
Okay. And then, free cash flow outlook for next year?

Kenneth West:
2008 free cash flow is anticipated in the range of approximately $60 million which compares to 2007 which was substantially more on the basis that there were three substantial differences that are non-recurring in ‘07 of course that are not going to be built into ‘08 guidance.  The most significant of which was the fact that under the Hasbro license agreement we collected $70 million pursuant to that license agreement in ‘07.  There are no such collections required under the Hasbro license agreement in ‘08 so we’ll continue to earn out those advances in ‘08.  Additionally, there’s approximately $42 million of tax refunds that were received in ‘07 and those related to the fact of exercised options that were done in ‘06 for which we got a cash benefit refund this year.  Those are not expected in ‘08.  And the third, but certainly the lesser, element was the magnitude of the audit settlements that we benefit from in Q3 of the $16 plus million.

Eric Handler:
Great. Thank you.

Peter Cuneo:
Next question, please.

Operator:
Thank you. And our next question comes from the line of Drew Crum from Stifel Nicolaus.  Please proceed with your question.

Drew Crum:
Good morning, everyone. It’s Stifel Nicolaus. First question pertains to comic book publishing.  Just looking at the industry data, it looked like sales slowed in the month of September, and I’m just wondering if there was any spillover effect or delayed release of specific titles that will benefit your fourth quarter.  Second question, just want to get an update on your macro perspective on toys.  You are obviously very cautionary coming off the second quarter?  And then thirdly if I could get the overages figure in the quarter and year-to-date?  Thanks.

Peter Cuneo:
Drew, it’s Peter Cuneo.  Let me take at least the first question.  With regard to comic publishing, we feel very optimistic about the progress we’ve made.  We don’t foresee any real bump from anything that happened in September.  We feel pretty good about our business for the fourth quarter as well and going on out into 2008.  With regard to the macro picture on toys, we continue to be very pleased with our relationship with Hasbro and with how that is going.   I think they’ve expressed something similar on their call as well.

David Maisel:
And going forward, this is David, regarding toys for ‘08 and beyond, we are very excited about the cooperation and the working relationship with Hasbro as we plan out the toys for Iron Man and for Hulk.  It’s very exciting to have a partner that is as excited about those properties as we are, developing a really great toy line and also will be spending a significant amount of money advertising and marketing those properties which we expect will help the films as well.

Kenneth West:
Drew, this is Ken, you had a question in regard to the overages recognized in the quarter?

Drew Crum:
Correct.

Kenneth West:
In the quarter, we recognized approximately $23.5 million of overages from our classic multi-character licenses and from the joint venture.  That’s worldwide overages.

Drew Crum:
Okay. Ken, is there a year-to-date figure you can offer?

Kenneth West:
Year-to-date of approximately $56 million through September 30.

Drew Crum:
Okay. Great. Thanks, guys.

Operator:
And our next question comes from the line of David Miller for SMH Capital.  Please proceed with your question.

David Miller:
Yeah, hey guys. Good morning. Congratulations on the stellar results.  David or Ken, if I can just get a sense of how the economics flow using the waterfall analogy – you know, the typical industry waterfall analogy – with regard to Iron Man and Hulk.  Should I assume that the first stair on the waterfall is the producer’s fee, and then after that you have the P&A and then the distribution fee of the 8%, assuming it is 8%?  And then the

Merrill Lynch credit facility.  I am actually wondering where the Merrill Lynch credit facility falls in the waterfall?  If you can detail that, that would be great. Thanks.

David Maisel:
Sure. In broad strokes, the first part of the waterfall are what would be called the gross fees, and those would include our producer fees and also include the distribution fee for our distribution partners, Paramount and Universal.  We’ve never given a specific guidance in terms of what that exact fee is.

David Miller:
Okay.

David Maisel:
After that is the recoupment of the distributors’ expenses for the marketing and distribution of the movie.

David Miller:
Right.

David Maisel:
After that is the interest and fees and principal for the actual film itself, which is where the facility gets paid back.  And then after that, of course, at the end of the waterfall, all the remaining profits from the movie go to Marvel.

David Miller:
Okay.  Good.  Thank you very much.

Operator:
Thank you. And our next question comes from the line of David Bank from RBC Capital Markets.  Please proceed with your question, sir.  Mr. Bank, your line is open.

David Bank:
Thanks very much.  Sorry about that.  Just a little more color on the toys if possible.  You actually gave us some helpful guidance in terms of what the – I’m assuming the 10% from Marvel Studios in the licensing side – is that from Iron Man and from Hulk and some other characters? I just want to clarify and make sure that’s correct. And second off, just kind of given that color on the licensing side, is there anyway you can get a little bit more specific on the toy side in terms of order of magnitude of contribution, maybe relative to some of the other movies that you have and some other characters like you just said, not a Spider-Man but is it a Ghost Rider, is it a Silver Surfer type order of magnitude, some additional color like that?

Peter Cuneo:
Well, I think Ken can take the first part of your question.

Kenneth West:
Just to address your point in reference to the 10% from Marvel Studios that we have on page four of our guidance: that specifically relates to license revenue associated with both Spider-Man 3 and Fantastic Four II, which we anticipate in 2008.

David Bank:
Okay. Thank you.

Kenneth West:
Okay.

Peter Cuneo:
There’s no – there are no funds for the licensing of Iron Man and of Hulk in that line, David.

David Bank:
Okay. And so, none in the toy ...

Peter Cuneo:
Those are – the merchandising and toys are up in the domestic and international numbers.

David Bank:
Got it.

Peter Cuneo:
With regard to where we see those, obviously there is – very candidly, there’s nothing in the world like Spider-Man.  So, when we look at Iron Man and Hulk, we have lower numbers built into our plans for next year.  Iron Man, being a first film – which we think has lots of opportunity for merchandizing and for toy sales – we would obviously be conservative, it being the first film.  Secondly, on Hulk, which has a more of a history –we did pretty well with Hulk One toys and merchandizing – we would be... our forecast would be a little bit more aggressive vis-à-vis Iron Man, but neither of them would be anything close to Spider-Man.

David Bank:
Thanks, guys.

Operator:
Thank you. And our next question is from the line of Joe Hovorka from Raymond James. Please proceed with your question.

Joseph Hovorka:
Thanks, guys. A couple of questions related to the films. When does Hulk wrap up its principal photography?

David Maisel:
Hulk has two weeks left of principal photography at this point.

Joseph Hovorka:
Okay.  And can you give kind of a progress report on where Iron Man is, where – I know we wrapped up principal photography by the end of the second quarter.  You know, how much is complete at this point of the film?

David Maisel:
Right now, we’re, as you said, in post-production on Iron Man and we continue working through post production, the visual effects, the editing, the music mixing, etc.  That work normally will go all the way through the release date – the release delivery date of the film, when you hand it over to the distributors, which is normally five weeks prior to the release date of the movie itself.

Joseph Hovorka:
Okay, can you give kind of an indication, how much of the budget has been spent on Iron Man at this point.  I mean, not giving the dollar figure, but are you 80% of the way through the budget or is it more or less?

David Maisel:
We wouldn’t give specific numbers like that, but as you might imagine from the production budget given that we’re in post-production now, the – greater than the majority of the budget has been spent at this point.

Joseph Hovorka:
Okay.

David Maisel:
Money being spent at this point is on editing and visual effects and music.

Joseph Hovorka:
Hey, guys, I think in the last call, you said as much as 70% of the budget could be spent on principal photography, is that still fairly accurate?

David Maisel:
That’s a rough number. That’s a good illustrative number.

Joseph Hovorka:
Okay. And then, I know this has been asked a bunch of times, but I think I may have missed it. The 5%, or whatever the producer fee is, that is not included in the guidance, correct?

David Maisel:
It’s not included in the guidance. And again, that’s a 5% producer fee to Marvel Entertainment.

Joseph Hovorka:
Right, great. Okay, thanks guys.

Operator:
And our next question comes from the line of Barton Crockett from J.P. Morgan.  Please proceed with your question.

Barton Crockett:
Okay, great. Thanks a lot. And I apologize: I was cut off the line here for a minute. So if I am duplicating a question, I apologize about that. But one thing that has been always interesting with your company is trying to really grapple with the lumpiness of the licensing revenue line from year to year, and to try to get at that I want to ask you a couple of questions. One, just in your ‘07 guidance, can you give us a sense of what you are anticipating in your revenue there from licensing in the licensing segment?

Peter Cuneo:
Barton, we don’t – as you know, we’ve never given guidance with regard to segments.

Barton Crockett:
Well, you’re giving some for ‘08, so I just thought maybe –

Peter Cuneo:
No, we really didn’t give hard guidance, we have some broad ranges.  But typically, we don’t like to do that.  And I don’t think… I think we are going to continue that policy at this point.

Barton Crockett:
Okay. That’s fair. Well then, assuming that the licensing line this year in ‘07 is somewhere in probably the $200 million-ish plus range, which is safe, I’m sure, just given – you know, that you are already there.  Licensing in ‘06 was $127 million and now you are saying for ‘08, it’s going to be in a range of $190 to $215 [million] excluding kind of the studio contribution. Clearly, there is a lot of kind of volatility there in that number. Can you break down one element of it that I think it might help us understand this a little bit better, and that is the mix between upfront minimums and overages?  You guys were giving some of that disclosure in years past and you kind of scaled that back, but to my mind that kind of helps, it certainly helps explain some of the variance there in ‘06 and might help us get some comfort with, you know, whether ‘08 is more like a trend I can build off of or more unusual because of some great deals coming in the door?

Kenneth West:
Barton, this is Ken. The accounting that’s applied associated with all different licenses certainly come in all different colors and it really depends on the terms specific in each individual contract as to weather upfront, the minimum guarantee can be accrued, as compared to recognizing it as earned – depending upon, again, what elements were in the contract – or on a cash-received basis.  So, it’s hard to anticipate.  We do our best associated with the mix of all those three different parameters.  But it’s all dependent upon the actual terms in each individual negotiated contract.

Barton Crockett:
Okay. But I  –

Peter Cuneo:
Barton, the trend over the years has been to more cash-basis accounting in our licenses – I think that’s an important point to make – which we of course prefer, because then we and the investors can actually see the cash that’s coming in the door, but we still have a number of contracts where accrual-based accounting is applied, but it is our intent over time to go even more to cash-basis.

Barton Crockett:
Okay. But leaving aside the cash basis, you know, what I am wondering about is, is there anything unusual in terms of a large number of upfront minimums that are boosting ‘07 and/or boosting ‘08 that might not be there in ‘09 or is this a relatively kind of normal run rate for kind of upfront minimum payments?

Ken West:
There is really nothing unusual other than these large advances under the Hasbro master toy license, but again that did not affect the revenue recognition.

Barton Crockett: No, I understand that.

Ken West:
That’s just cash advances. So there is really nothing unusual in the comparison of ‘07 to ‘08 in the way we have modeled.

Barton Crockett:
Okay. All right. And then switching gears here a little bit – on the studio side, you talked about the recognition of revenues.  But I wanted to make sure I understand the recognition of expenses on the studio.  Can you kind of outline what expenses would be recognized and how the timing of that would flow?

Ken West:
Sure, Barton, the a – when we actually develop the ultimates for both revenues and expenses for any film that’s released, in essence it is going to drive to a gross margin on the film product itself.  So to the extent – if ultimate revenues for any project were $500 million and the cost were to be $400 million, for simplicity, then we’d have a 20% margin associated with every dollar of revenue when it is recognized and as it is recognized.  Does that help?

Barton Crockett:
That does help.  So, basically you would recognize the film level expenses as you recognize the revenues.

Ken West:
Correct.  In the same proportion.

Barton Crockett:
Okay, all right. And then is there some baseline level of spending then for the studio ex the film that will be going into the P&L next year and if so is that in your guidance or excluded?

Ken West:
There is nothing specifically associated with the release of either of these two films.  What is included is the interest cost associated with the initial borrowing of the closing cost back in [2005] when we closed the financing plus all the capitalized interest and such amortization. That’s all.

Barton Crockett:
But there’s also some overhead in terms of, you know, base overheads that – you guys had a $1.2 million expense here in the quarter for the studio and some base overhead for, you know, script review, and before you were able to get greenlighted.  Is any of that in the guidance for next year?

Ken West:
Yes. Our traditional studio overhead – you know, that which we incur day in and day out – of course is built into our core model and our core guidance.

Barton Crockett:
Okay, all right. Great job. Thanks a lot.

Operator:
And we do have a follow-up question from the line of Joe Hovorka from Raymond James. Please proceed with your question, sir.

Joseph Hovorka:
Thanks guys, couple of quick follow-ups.  One is, can you tell how much you have shared with your license studios as far as, you know, royalty share on the merchandise through the year to date?

Ken West:
We’ve never really given that type of guidance, and we’ve disclosed in the past that sharing with different studios ranges up to and including as much as 50% of our revenues.  But that is just a number implicit in our, in our numbers.

Joseph Hovorka:
Okay.  And then when you looked at your – when you gave your illustrative examples at your analyst meeting, all of your models were kind of built on a seven-year ultimate revenue for the films.  And I know that GAAP allows you to do over ten, and I think there would be differences as far as amortization of the film cost if you did over ten as opposed to seven.  How will you be recognizing that in your financial statements? Would you do seven-year or ten-year amortizations?

Ken West:
Hi, Joe, I think it is a little premature to address that at this present time, but as we get closer to mid-‘08 we will certainly be able to address all specifics and details associated with the revenue recognition for all film models.

Joseph Hovorka:
Okay. And then just lastly, the restricted cash on the balance sheet, can you remind me what that is, is that related to the film facility?

Ken West:
The restricted cash on the balance sheet at September 30 has two components, one of which relates to collections for the Spider-Man joint venture, which is simply restricted until distributed both to Marvel for its share and to Sony for its share, and that’s a joint-held account.  And also a balance that’s been funded and awaits to have disbursements associated with the production cost spending for both the Iron Man and the Hulk production.

Joseph Hovorka:
And that’s related to the reserved territories?

Ken West:
No, that’s related specifically to the borrowings for the films’ production.

Joseph Hovorka:
Okay. Okay. Great. Thanks.

Operator:
Mr. Cuneo. There are no further questions at this time. I will turn the call back to you. Please continue your presentation or closing remarks.

Peter Cuneo:
Well, thank you very much, operator, and thank you all for participating today, and we look forward to talking with you again next quarter. Thanks again.

Operator:
Ladies and gentlemen, that does conclude the conference call for today.  We thank you for your participation and ask that you please disconnect your lines.